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H97000016073                                         FILED - 97 OCT 10 PM 4:29
                                                          TALLAHASSEE, FLORIDA


ARTICLES OF AMENDMENT

ARTICLE I.  NAME
The name of this Florida corporation is Magicspace Corporation.

ARTICLE II.  AMENDMENT
The Articles of Incorporation of the Corporation are amended so that the name of the Corporation is changed from Magicspace Corporation to Magicworks West, Inc.

ARTICLE III.  DATE AMENDMENT ADOPTED
The amendment set forth in these Articles of Amendment was adopted on the date shown below.

ARTICLE IV.  SHAREHOLDER APPROVAL OF AMENDMENT
The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The undersigned executed this document on the date shown below.




Magicspace Corporation


By:/s/ Steve Chaby (?)
---------------------------------------
Print Name:  Steve Chaby (?)
Print Title:  Vice President

Date:                    10-7-97
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Corporate Creations International Inc.
8896 North Military Trail o  Suite 2020
Palm Beach Gardens FL 33410-6266
(661) 694-8107

H97000016073